Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 of Boxlight Corporation of our report dated March 28, 2025 (except as to the changes in the reporting of the Company’s December 2025 reverse stock split discussed in Note 1, as to which the date is April 15, 2026), with respect to the consolidated financial statements, included in Boxlight Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Tysons, Virginia

October 22, 2026